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                                  EXHIBIT 11.1

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

         The following table sets forth the computation of basic and diluted earnings per share. For the year 1999, per share data for earnings is based on an assumed distribution of one share of the Company's common stock for every two shares of USBANCORP, Inc. common stock outstanding.

                                                                                       YEAR ENDED DECEMBER 31
                                                                                  -----------------------------------
                                                                                   2001         2000           1999
                                                                                  ------      ---------       -------
                                                                                          (IN THOUSANDS)
Income from continuing operations                                                 $7,169      $   4,985       $ 9,970
Net (loss) income from discontinued mortgage banking operation                        --           (267)          (30)
                                                                                  ------      ---------       -------
Net Income                                                                        $7,169      $   4,718       $ 9,940
                                                                                  ======      =========       =======
DENOMINATOR
Denominator for basic earnings per share-weighted-average shares outstanding       7,605          6,673         6,670
Effect of dilutive securities: Dilutive potential shares from
   stock-based compensation                                                           17             --            56
                                                                                  ------      ---------       -------
Denominator for diluted earnings per share-adjusted
   weighted-average shares outstanding and assumed conversions                     7,622          6,673         6,726
                                                                                  ======      =========       =======
Basic earnings per share:
Income from continuing operations                                                 $ 0.94      $    0.75       $  1.49
   Net  (loss) income from discontinued Mortgage banking operation                    --          (0.04)           --
                                                                                  ------      ---------       -------
   Net income                                                                     $ 0.94      $    0.71       $  1.49
                                                                                  ======      =========       =======
Diluted earnings per share:
   Income from continuing operations                                              $ 0.94      $    0.75       $  1.48
   Net (loss) income from discontinued Mortgage banking operation                     --          (0.04)           --
                                                                                  ------      ---------       -------
   Net income                                                                     $ 0.94      $    0.71       $  1.48
                                                                                  ======      =========       =======